Exhibit 10.4

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REVOLVING LOAN AGREEMENT

US$25,000,000.00

dated as of August 16, 2004

among

Cadena Mexicana de Exhibición, S.A. de C.V.,

as Borrower

Grupo Cinemex, S.A. de C.V., and

the Subsidiaries listed Herein, as

Guarantors

The Banks Listed Herein

Banco Inbursa, S.A., Institución de Banca Múltiple,

Grupo Financiero Inbursa

as Administrative Agent, Documentation Agent, Collateral Agent,

Bookrunner and Lead Arranger

Scotiabank Inverlat, S.A., Institución de Banca Múltiple,

Grupo Financiero Scotiabank Inverlat

as Syndication Agent

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AGREEMENT dated as of August 16, 2004 among Cadena Mexicana de Exhibición, S.A. de C.V. (the “Borrower”); the Subsidiaries listed on the signature pages hereof and Grupo Cinemex, S.A. de C.V., as guarantors and obligors (together with the Borrower, the “Obligors” the Banks listed on the signature pages hereof (the “Banks”); Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa as Administrative Agent, Documentation Agent, Collateral Agent, Bookrunner and Lead Arranger (the “Administrative Agent”); and Scotiabank Inverlat, S.A., Institución de Banca Multiple, Grupo Financiero Scotiabank Inverlat, as Syndication Agent (the “Syndication Agent”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, shall have the following meanings:

“Administrative Agent” means Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa in its capacity as administrative agent, documentation agent, collateral agent, bookrunner and lead arranger for the purposes of this Agreement.

“Administrative Agent’s Account” means the account number 2277000367, maintained by Banco de México under the name of Banco Inbursa, S.A., Institución de Banca Multiple, Grupo Financiero Inbursa.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. As used herein, the term “Control” means possession, directly or indirectly, of the power to vote 51% or more of any class of voting securities of a Person or the authority to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Applicable Lending Office” means, with respect to any Bank, its offices located at its address set forth on Schedule 1 hereto opposite its name under the heading “Applicable Lending Office” or in the Assignment and Assumption Agreement pursuant to which it became a Bank, or such other office as such Bank may designate as its Applicable Lending Office by notice to the Borrower and the Administrative Agent.

“Applicable Margin” means 175 basis points.

“Assignee” has the meaning set forth in Section 9.07(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into between a Bank and an Assignee, and accepted by the Administrative Agent and the Syndication Agent, substantially in the form of Exhibit A hereto.

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“Bank” means each of the Banks and financial institutions listed on the signature hereto and each Assignee which becomes a Bank pursuant to Section 9.07(c) and respective successors.

“Borrower” means Cadena Mexicana de Exhibición, S.A. de C.V., a Mexican corporation and its successors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Mexico City are authorized or required by law to close.

“Capital Expenditures” has the meaning set forth in Section 5.23.

“Capital Expenditures Limit” means, for the last four consecutive Fiscal Quarters, the addition of (i) Consolidated EBITDA, (ii) the amount of cash on hand and Temporary Cash Investments on the first day of such four consecutive Fiscal Quarters, (iii) proceeds received by the Consolidated Borrower in consideration for the issuance by the Consolidated Borrower of equity securities or capital stock, (iv) the proceeds from the incurrence of additional Debt (provided, that with respect to each incurrence of additional Debt, no Default has occurred and is continuing as of the date on which such Debt is incurred), and (v) the proceeds from the sale of assets, less the addition of (i) Net Taxes Paid, (ii) Consolidated Debt Service, and (iii) Restricted Payments.

“CETE Rate” has the meaning set forth in Section 8.01.

“Closing Date” means the date hereof.

“Collateral Documents” means the Pledge Agreement and the Subsidiaries’ Agreement, including the amendments and additions thereto as well as any other document executed and/or delivered pursuant to their terms.

“Commitment” means, (i) with respect to each Bank listed on Schedule 1 hereto, the amount set forth opposite the name of such Bank under the heading “Commitment,” and (ii) with respect to any Assignee, the Commitment assigned to such Assignee pursuant to Section 9.07(c).

“Commitment Documents” means the Fee Letters and the document named Summary of Terms and Conditions dated July 30, 2004, among the Borrower, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa and Scotiabank Inverlat, S.A. Institución de Banca Multiple, Grupo Financiero Scotiabank Inverlat.

“Consolidated Borrower” means the Borrower and its Consolidated Subsidiaries taken as a whole.

“Consolidated Debt Service” means, with respect to the Consolidated Borrower for any relevant period, the addition of the Consolidated Interest Expense and the amortization during such period of all Debt with a maturity of one year or longer, determined in accordance with Mexican GAAP, excluding all interest expense generated by the Subordinated Debt.

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“Consolidated EBITDA” means for any relevant period, EBITDA of the Consolidated Borrower in accordance with Mexican GAAP for such period plus, to the extent deducted in determining such EBITDA, the aggregate amount of non-cash charges similar to depreciation and amortization.

“Consolidated Interest Expense” means, for any relevant period, the aggregate of all Interest Expense of the Consolidated Borrower.

“Consolidated Net Profit” means, for any relevant period, the aggregate net profit (or loss) of the Consolidated Borrower for such period, determined in accordance with Mexican GAAP.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Consolidated Borrower, computed as accounting assets, less liabilities and excluding convertible debt. Without limiting the generality of the foregoing, such Consolidated Net Worth includes capital, surplus and undivided profits, as well as common stock, and preferred stock.

“Consolidated Rental Expense” means, for any period, the aggregate rental expense of the Consolidated Borrower less, to the extent included in the determination thereof, any portion of lease payments that are (i) calculated as a percentage of the Consolidated Borrower’s revenues, (ii) a single lump sum amount agreed to be paid by the Consolidated Borrower at the time a lease is entered into as “key money” or transfer, even if payable in several instalments or (iii) paid as advance rent or rent deposits, all determined on a consolidated basis for such period; provided however, that “Consolidated Rental Expense” excludes Debt referred to in paragraph (iv) of Debt definition.

“Consolidated Stockholders’ Equity” means, at any date, the consolidated stockholder’s equity of the Consolidated Borrower.

“Consolidated Subsidiary” means at any date and for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with the Mexican GAAP.

“Loan Agreement” means the loan agreement entered into simultaneously to this Agreement, among the Obligors and the Agents, their successors and assignees for an amount in Pesos equal to US$100,000,000.00 (One Hundred Million Dollars 00/100), as amended and/or supplemented.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, excluding Subordinated Debt, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except for trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with Mexican GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.08 and the definitions of Material Debt, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid

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under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Guarantees by such Person of another Person’s Debt (each such Guarantee shall constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby, except for Subordinated Debt) and (viii) Revolving Debt; provided, however, that “Debt” excludes Subordinated Debt.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both, unless cured or waived, would become an Event of Default.

“Delinquent Interest Rate” has the meaning set forth in Section 2.04(a).

“Derivatives Obligations” of any Person means all obligations of such Person regarding any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Disbursement Date” has the meaning set forth in Section 2.01(b) hereof.

“Dollar”, “US$” or “Dollars” means the lawful currency of the United States of America. For purposes of obtaining the Peso equivalent of any amount in Dollars, the parties hereto agree to use the exchange rate published in the Official Gazette of the Federation as the Rate of Exchange to Settle Obligations denominated in Foreign Currency payable in Mexico on the date the conversion is made.

“EBITDA” means, for any Person, for any period, for such Person, the addition of the following (without duplication): (a) operating income (calculated before taxes, Interest Expenses, interest revenue, extraordinary and unusual items) for such period plus (b) depreciation and amortization (to the extent deducted in determining operating income) for such period, plus (c) the Pro-forma EBITDA for such period, all as determined in accordance with Mexican GAAP with the information provided in such Person’s financial statements.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.10.

“Event of Default” has the meaning set forth in Section 6.01.

“Executive Officer” means the General Director, the executive director, the chief operating officer, the chief financial officer, the general counsel, the general comptroller, or the treasurer of the Borrower; provided that said officer is duly authorized to perform any obligations hereunder, as evidenced in a certificate substantially in the form of Exhibit “H”.

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“Existing Loan” means the Borrower’s Debt pursuant to the credit agreement entered into by and between the Borrower, Grupo Cinemex, Scotiabank Inverlat, S.A., Institucion de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as Co-Lead Arranger, and other thin parties and financial institutions parties thereto, for an amount up to P$1,000,000,000.00 (One Billion Pesos 00/100) dated December 26, 2002, as amended and/or supplemented, as the case may be.

“Expiration Date” means August 16, 2005 or, if such day is not a Business Day, the immediate preceding Business Day.

“Fee Letters” means the Administrative Agent’s Fee Letter, dated August 13, 2004, between the Borrower and the Administrative Agent, relating to the payment of the fees, costs and other expenses.

“Fiscal Quarter” means a fiscal quarter of the Borrower (i.e. January 1st through March 31st; April 1st through June 30th; July 1st through September 30th; and October 1st through December 31st).

“Fiscal Year” means, pursuant to the applicable tax laws, the period comprised between January 1st and December 31st of every calendar year of the Borrower.

“Governmental Authority” means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, without limitation, any central bank or taxing authority) or instrumentality (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or subject to the control of any of the foregoing.

“Guarantee” by any Person means any real and/or personal obligation, contingent or otherwise, granted directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or (ii) incurred for the purpose of assuring in any other manner the holder of such Debt or other obligation the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), it being understood, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business of such Person. The term “Guarantee” used as a verb has a meaning that corresponds to the granting of a Guarantee.

“Guarantors” means: (i) Grupo Cinemex; and (ii) each Operating Subsidiary including the Operating Subsidiaries established after the date hereof (which adhere to this Agreement and/or to the Collateral Documents pursuant to Section 5.25), but excluding Operadora Moliere, S.A. de C.V., Teatro Polanco, S.A. de C.V., Producciones Expreso Astral, S.A. de C.V., Servicios Cinematograficos Especializados, S.A. de C.V., Serviuno, S.A. de C.V., FICC Ciudad de Mexico, S.A. de C.V. and Cinemex Producciones, S.A. de C.V., or any other Subsidiary of the Borrower established for labour and employee benefit purposes or the purpose of which is other than the operation of one or more movie theatres, as provided in Schedule 2 hereto, unless

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such excluded Subsidiaries become Operating Subsidiaries, in which case such excluded Subsidiaries shall become Guarantors.

“Grupo Cinemex” means Grupo Cinemex, S.A. de C. V., a Mexican corporation.

“IMSS” means Instituto Mexicano del Seguro Social.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 7.10.

“Indemnitee” has the meaning set forth in Section 9.04(b).

“INFONAVIT” means Instituto del Fondo Nacional para la Vivienda de los Trabajadores.

“Interest Coverage Ratio” means the ratio of (i) Consolidated EBITDA divided by (ii) Consolidated Interest Expense, calculated on the four most recent Fiscal Quarters.

“Interest Expense” means, for any applicable period, the aggregate interest expense of the Consolidated Borrower for such applicable period, determined in accordance with Mexican GAAP, and excluding all interest expense generated by the Subordinated Debt; provided that, in the event of acquisitions by the Borrower or any of its Consolidated Subsidiaries that include an interest component, the interests related to such acquisitions shall also be taken into consideration.

“Interest Period” means, with respect to any disbursement made under the Loan, the period commencing on the 26th day of any calendar month and ending on the 26th day of the immediately following month, provided that the first Interest Period with respect to any disbursement made under the Loan, shall be irregular, commencing on the relevant Disbursement Date and ending on the 26th day of the immediately following month; provided, however, that:

(a) any Interest Period which would otherwise end on a date which is not a Business Day shall end on the following Business Day; and

(b) any Interest Period which would otherwise end after the Expiration Date shall end on the Expiration Date.

“Interest Rate” means, for any day, a rate per annum equal to the TIIE Rate plus the Applicable Margin.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loans, Guarantees, time deposits or otherwise (but without including any demand deposit).

“Investor” or “Investors” has the meaning set forth in Section 6.01(n).

“Lead Arranger” means Banco Inbursa, S.A., Institution de Banca Multiple, Grupo Financiero Inbursa.

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, guaranty trust, assignment, security interest or encumbrance of any kind, that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Consolidated Borrower shall be deemed to possess, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means this Agreement, the Promissory Notes and the Collateral Documents, as the same may be amended.

“Loan Purpose” means (i) capital expenditures and (ii) general corporate expenses.

“Material Debt” means Debt (except Debt outstanding hereunder and under the Loan Agreement) of the Consolidated Borrower, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding US$8,000,000.00 (Eight Million Dollars 00/100), or its equivalent amount in Pesos, and excluding Subordinated Debt.

“Material Financial Obligations” means a principal or face amount of Debt (other than the Loan and the Loan Agreement) and/or payment or collateralization obligations in respect of Derivatives Obligations of the Consolidated Borrower, arising in one or more related or unrelated transactions, exceeding in the aggregate US$8,000,000.00 (Eight Million Dollars 00/100) or its equivalent amount in Pesos.

“Material Subsidiary” means, at any time, a direct or indirect Subsidiary of the Borrower (A) that at any time during the preceding Fiscal Year has consolidated assets equal to or greater than 5% of the consolidated assets of the Consolidated Borrower or (B) whose operating earnings before interest, income tax expense, depreciation and amortization constitute 5% or more of the Consolidated EBITDA for the preceding Fiscal Year.

“Mexican GAAP” has the meaning set forth in Section 1.03.

“Mexico” means the United Mexican States.

“Net Cash Proceeds” means, with respect to any asset sale pursuant to Section 5.07 (b) by the Consolidated Borrower, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom (i) the principal amount and premiums due, if any, received in connection with the sale of assets securing Debt, provided however, that such proceeds are used to repay such Debt, (ii) reasonable and customary brokerage fees, legal fees, accountants’ fees and other similar fees, expenses and commissions, if any, (iii) the amount of taxes payable or estimated in good faith to be payable in connection with or as a result of such transaction, , and (iv) any reserves for the adjustment with respect to the sale price of such assets or any obligation related to such assets, if any, to the extent that in all cases the amounts so deducted are payable to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

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“Net Taxes Paid” means, for any relevant period, the aggregate Mexican income taxes actually paid by the Consolidated Borrower, net of all Mexican income tax reimbursements, compensations or other cash received as a consequence of Mexican income taxes paid by Consolidated Borrower.

“Obligors” means the Borrower and the Guarantors, acting as joint and several obligors, and “Obligor” means any of the foregoing.

“Operating Subsidiary” means a direct or indirect subsidiary of the Borrower which operates one or more movie theatres and which contributes to the consolidated revenues or operating income of the Consolidated Borrower. For information purposes, the current Operating Subsidiaries are listed in Schedule 2 hereto, this list shall be updated every six months.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.07(b).

“Person” means any individual or legal entity, a trust or any other entity or organization, including a government or political subdivisions or agencies or instrumentalities thereof.

“Permitted Holders” means, directly or indirectly, each of (a) of Bain Capital Holdings (Loews) I, L.P. (and its members), Bain Capital AIV (Loews) II, L.P. (and its members) TC Group L.L.C., Carlyle Partners III Loews, L.P., CP II Coinvestment, L.P. Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum IV Investment Managers’ Fund, L.P., and their respective Affiliates or (b) Loews Cineplex Entertainment Corporation or its Subsidiaries or investment funds or other direct or indirect investors of Loews Cineplex Entertainment Corporation.

“Peso”, “Pesos” or “MXP$” means, the lawful currency of Mexico. For purposes of obtaining the Peso equivalent of any amount in Dollars, the parties hereto agree to use the exchange rate published in the Official Gazette of the Federation as the Rate of Exchange to Settle Obligations denominated in Foreign Currency payable in Mexico on the date the conversion is made.

“Pledge Agreement” means the Stock Pledge Agreement dated as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended or otherwise modified from time to time.

“Pledged Properties” means the property pledged under the Pledge Agreement.

“Pledged Subsidiary” shall have the meaning set forth in Section 5.05(b) herein.

“Pro-forma EBITDA” means for any relevant period (i) EBITDA of the Consolidated Subsidiaries in respect of newly opened theatres that have been operating for a period of at least six (6) months, on an annualized basis, provided that EBITDA in respect of newly opened theatres for the estimated period shall be calculated by multiplying it times 0.8 and (ii) EBITDA for the relevant period corresponding to any company, entity or operating assets acquired by the

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Borrower or any of its Subsidiaries, determined as if such acquisition had occurred on the first day of the relevant period.

“Promissory Notes” means promissory notes subscribed by the Borrower and signed by the Guarantors as avales, substantially in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay each Loan, and “Promissory Note” means any one of such promissory notes issued hereunder.

“Replacement Subsidiary” means, as of the date of determination, a Subsidiary of the Borrower whose attributable portion of Consolidated EBITDA for the four most recently ended Fiscal Quarter period is at least equal to the attributable portion of Consolidated EBITDA (for the same period) of the applicable Pledged Subsidiary, subject to the occurrence of any of the events described in Section 6.01(m).

“Required Banks” means at any time Banks having at least 66% (sixty six percent) of the aggregate outstanding amount of the Loans.

“Restricted Payment” means (i) any dividend or other distribution on any shares representing the Borrower’s capital stock or any of its Consolidated Subsidiaries’ capital stock (except dividends payable solely in shares of its capital stock or dividends paid by the Borrower to Grupo Cinemex); or (ii) any payment on account of the purchase, redemption, withholding or acquisition of (a) any shares of the Borrower’s or any of its Consolidated Subsidiaries’ capital stock or (b) any option, warrant or other rights to acquire shares of the Borrower or any of its Consolidated Subsidiaries’ capital stock (but excluding payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion); and (iii) any dividend or other distribution on any shares representing the capital stock of Grupo Cinemex (except for dividends exclusively paid with shares of its capital stock).

“Revolving Debt” means the Debt under this Agreement.

“Sale and Leaseback Transaction” means an arrangement by any Person providing for the leasing by such Person of any property or asset acquired by such Person to the Person that sold or transferred such property or assets, not more than 270 days after the acquisition thereof, or the completion of construction or commencement of operations thereof.

“SAR” means Sistema de Ahorro para el Retiro or the Mexican mandatory retirement fund system.

“Scheduled Payment” has the meaning set forth in Section 2.03.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become due and payable. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances prevailing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Subordinated Debt” means the Borrower’s subordinated Debt, with principal and interests payable on any date after the Expiration Date hereunder and under the ______ Agreement.

“Subsidiary” of any Person means any legal entity, joint venture, trust or estate of which (or in which) more than 50% of (a) the voting stock or equity interests of such corporation, (b) the interest in the capital or profits of such legal entity, partnership, corporation or joint venture or (c) the beneficial interest in such trust or estate is directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiaries’ Agreement” means, the Subsidiaries’ Agreement, as the same may be amended or otherwise modified from time to time, substantially in the form of Exhibit D hereto, to be entered into by each Subsidiary of the Borrower that becomes an Operating Subsidiary, by acquisition or otherwise, if any.

“Substitute Interest Rate” shall have the meaning set forth in Section 8.01.

“Substitute Subsidiary” shall have the meaning set forth in Section 5.05(b) herein.

“Syndication Agent” means Scotiabank Inverlat, S.A., Institución de Banca Multiple, Giupo Financiero Scotiabank Inverlat in its capacity as syndication agent for the Banks hereunder and its successors in such capacity.

“Temporary Cash Investment” means any Investment in (i)(x) direct obligations of the government of the United States of America or any agency or instrumentality thereof, or obligations Guaranteed by the United States of America or any agency or instrumentality thereof and (y) direct obligations of the government of Mexico or any agency or instrumentality thereof, or obligations Guaranteed by Mexico or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Ratings Services or P-1 by Moody’s Investors Service, Inc., (iii)(x) time deposits with, including certificates of deposit issued by, any office located in the United States of America of any bank or trust company which is organized under the laws of the United States of America or any state thereof and has capital, surplus and undivided profits aggregating at least US$1,000,000,000.00 (One Billion Dollars 00/100) and (y) Promissory Notes issued by, or time deposits with BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Banco Inbursa, S.A., Institución de Banca Múltiple Grupo Financiero Inbursa, Banco J.P. Morgan, S.A., Chase Manhattan Bank Mexico, S.A., Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, Banco Nacional de Mexico, S.A., or any other bank or trust company which is organized under the laws of the United States of America or any state thereof or Mexico and has capital, surplus and undivided profits aggregating at least US$1,000,000,000.00, (One Billion Dollars 00/100) including certificates of deposit issued by, any office or Subsidiary of such banks located in Mexico or (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided, in each case that such Investment matures within one year from the date of acquisition thereof by the Consolidated Borrower.

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“TIIE Rate” means for each Interest Period, the 28-day Equilibrium Interbank Interest Rate published by Banco de México in the Official Gazette of the Federation on the first Business Day of each Interest Period.

“Total Net Debt” means, on any date, Debt of the Consolidated Borrower’s Debt minus cash and Temporary Cash Investments.

“Total Net Debt/ EBITDA Ratio” means, on the last day of any Fiscal Quarter, the Total Net Debt divided by the Consolidated EBITDA, on such date (based on the last four Fiscal Quarters ending on that date).

“Total Net Debt/Capital” means, the Total Net Debt divided by Consolidated Net Worth.

“True-Lease/Adjusted Leverage Ratio” means, the Total Net Debt plus Consolidated Rental Expense of the last four Fiscal Quarters times 8 (eight) divided by the sum resulting from the addition of the Consolidated EBITDA for the last four Fiscal Quarters plus the Consolidated Rental Expense for the last four Fiscal Quarters.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower whose shares representing its capital stock or other ownership interests are not subject to the terms of the Pledge Agreement.

“Wholly-Owned Subsidiary” means any Subsidiary all of the shares representing its capital stock or other ownership interests of which (except for shares constituting less than 1% of the voting right and economic interest of any class of capital stock) are at that time directly or indirectly owned by the Borrower.

SECTION 1.02. Construction Principles. Capitalized terms used and defined herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. All references in this Agreement to Clauses, sections, paragraphs and exhibits shall be deemed to be references to Clauses, sections paragraphs and exhibits of this Agreement, unless the context otherwise requires. Any and all exhibits attached hereto shall be deemed an integral part hereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless such phrase otherwise appears.

SECTION 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein or in any of the Loan Documents shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in Mexico as in effect from time to time (“Mexican GAAP”), applied on a basis consistent (except for changes concurred by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Consolidated Borrower, its respective Consolidated Subsidiaries and the Guarantors delivered to the Banks; provided, that if the Borrower notifies the Administrative Agent that the Borrower reasonably wishes to amend any provision hereof to eliminate the effect of any change in Mexican GAAP (or if the Administrative Agent and the Syndication Agent notify the Borrower that the Required

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Banks reasonably wish to amend any provision for such purpose), then the Consolidated Borrower’s compliance with such provision shall be determined on the basis of Mexican GAAP in effect immediately before the relevant change in Mexican GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Banks.

ARTICLE 2

LOANS

SECTION 2.01. Commitments to Lend. (a) each Bank severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to grant a current account loan facility (the “Loan”), on a revolving basis, to the Borrower on and after the Closing Date, in an aggregate principal amount not to exceed the amount of such Bank’s Commitment. The Borrower may borrow amounts hereunder in one or more disbursements until the Expiration Date. Each disbursement may be for a term of up to 90 days, at the Borrower’s election, provided such term does not exceed the Expiration Date. Each disbursement shall be made on a prorata basis by the Banks, provided that any disbursement shall be made in Pesos at the exchange rate published by Banco de México in the Official Gazelle of the Federation on the relevant Disbursement Date (as defined below). The Loan does not include interest, fees and expenses to be paid by the Borrower and that are set forth herein.

(b) Loan Disbursement. The Borrower may disburse amounts under the Loan only if it delivers to each Bank, through the Administrative Agent, a written disbursement request, under the terms of Exhibit E at least 2 (two) Business Days prior to the proposed disbursement under the Loan (the “Disbursement Date”). The parties hereto agree that each Bank shall only be required to lend an amount under the Loan in accordance with any disbursement request, in proportion to the Bank’s Commitment and provided that all the Conditions set forth in Section 3 herein have been met.

(c) Revolving Facility; Loan Ratable. Each Bank’s Commitment is revolving in nature, and any portion of the Loan repaid or prepaid may be reborrowed by the Borrower. The Loan shall be granted by the Banks ratably in proportion to their respective Commitment. Each Bank’s Commitment shall terminate on the Expiration Date in proportion to the amount of such Bank’s Commitment.

SECTION 2.02. Promissory Notes. Each disbursement made by the Borrower under the Loan shall be evidenced by one or more Promissory Notes, guaranteed por aval by the Guarantors, payable to the order of the relevant Bank in the account of its Applicable Lending Office, or in the account determined in writing by the Administrative Agent.

SECTION 2.03. Repayment. The Borrower shall pay the principal amount of each disbursement under the Loan in the maturity date of the relevant disbursement, provided that such maturity date shall not exceed the Expiration Date. Each payment of any outstanding principal amount made pursuant to each disbursement shall be equal to the amount borrowed by .the Borrower under the Loan pursuant to such disbursement plus the applicable interests at the

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exchange rate published by Banco de Mexico in the Official Gazette of the Federation on the Disbursement Date (the “Scheduled Payment”).

The Borrower shall make each Scheduled Payment in the account maintained by the Borrower with the Administrative Agent, who shall make the corresponding payments to each Bank from the amounts paid by the Borrower in such account.

SECTION 2.04. Interest Rates. (a) The outstanding balance of each Loan disbursement shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate. Such interest shall be payable monthly in arrears on the last Business Day of the applicable Interest Period. Any amount due hereunder and not paid at maturity (whether on the stated maturity date, upon acceleration or otherwise), shall bear delinquent interests until the date on which payment is made in full, including overdue interests, but only to the extent permitted by law (after as well as before judgment) on such amounts at a rate per annum equal to 150% of the TIIE Rate that would have been applicable to calculate the Interest Rate corresponding to such payment, plus the Applicable Margin (the “Delinquent Interest Rate”).

(b) The Administrative Agent shall determine each Interest Rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each Interest Rate so determined.

(c) If the TIIE Rate may not be used as reference, the provisions of Section 8.01 shall apply.

SECTION 2.05. Optional Prepayments. (a) Subject to Section 2.07, the Borrower may, upon at least three Business Day’s notice to the Administrative Agent, prepay any Loan disbursement, at any time, in whole or in part, in amounts exceeding MXP$10,000,000.00 (Ten Million Pesos 00/100) or any larger multiple of MXP$5,000,000.00 (Five Million Pesos 00/100), by paying the principal amount to be prepaid together with any accrued interest thereon until the prepayment date. Each such optional prepayment shall be applied in payment of Scheduled Payments in order of their maturity.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revoked by the Borrower.

Prepayments made according to this Section shall be made on a date on which any Interest Period ends and shall be applied to the Scheduled Payments in order of their maturity; provided that in the event prepayments are not made on a date on which any Interest Period ends, Section 2.07 will be applicable.

SECTION 2.06. [Intentionally Omitted]

SECTION 2.07. General Provisions as to Scheduled Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, not later than 13:00 hours (Mexico City time) on the date when due, in Pesos, in immediately available funds, in Mexico City, at the Administrative Agent’s Account. The Administrative Agent shall

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distribute to each Bank its ratable share from each payment received by the Administrative Agent to be credited to the Banks. Whenever payments of principal, or interest on, Loans or other amounts due hereunder shall be paid on a day which is not a Business Day, the payment date thereof shall be extended to the following Business Day. If the payment date of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended period.

SECTION 2.08. Break Funding Cost. If the Borrower makes any payment of principal with respect to any Loan pursuant to Section 2.05 on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow or prepay any Loans after notice has been given to any Bank in accordance with Section 2.05(b) or 3.01(k), the Borrower shall reimburse each Bank, within 15 days after demand, for any resulting expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss of margin until the then current Interest Period ends, which shall be paid only in the event the TIIE Rate published pre-payment date or failure to borrow is lower than the TIIE Rate applicable for the relevant Interest Period, in which case the loss of margin shall be calculated as the difference between such rates multiplied, by the amount of the Loan to be prepaid or which the Borrower failed to borrow, divided by 360 (three hundred and sixty) and further multiplied times the days pending from the pre-payment date through the date in which the then applicable Interest Period expires; provided, that such Bank shall have delivered to the Borrower a certificate describing the amount of such loss or expense.

SECTION 2.09. Computation of Interest. Interest based on the Interest Rate hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE 3

CONDITIONS

SECTION 3.01. Closing. The execution of this Agreement shall occur on the Closing Date, and the obligation of each Bank to grant the Loans hereunder is subject to the satisfaction of the following conditions (with respect to each document, dated on the Closing Date unless otherwise indicated):

(a) receipt by the Administrative Agent, in the event that any disbursement under the Loan is made on such date, of Promissory Notes duly executed by the Borrower on account of each Bank, dated on the Disbursement Date and complying with the provisions of Section 2.02, and substantially in the form and substance of Exhibit C hereto;

(b) receipt by the Administrative Agent of an opinion issued by Ritch, Heather y Mueller, S.C., Mexican counsel for the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent and covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(c) receipt by the Administrative Agent of an opinion issued by Franck, Galicia y Robles, S.C., in form and substance reasonably satisfactory to the Administrative Agent,

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covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(d) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto;

(e) receipt by the Administrative Agent of duly executed counterparts of the Pledge Agreement, together with delivery to the Administrative Agent of (i) stock certificates of the Subsidiaries which shares are granted as collateral thereunder, endorsed in guaranty in favour of the Administrative Agent for the benefit of the Banks; (ii) copies of the stock registry books of the relevant Subsidiary, certified by the Secretary, assistant Secretary or authorized officer of each such Subsidiary, with respect to the shares granted as collateral thereunder, evidencing registration of the pledge in the relevant stock registry book; and (iii) such other instruments and documents as are required to be delivered thereunder and such additional evidence as shall be satisfactory to the Administrative Agent of the creation and perfection of the Liens intended to be created thereby;

(f) receipt by the Administrative Agent of a certificate, substantially in form of Exhibit F hereto, and any other form of evidence satisfactory to each of them that all Liens granted in connection with the Existing Loan have been terminated and released;

(g) at the Closing Date, the Administrative Agent shall not have received notice from the Required Banks that such Banks:

(i) have determined in their good faith judgment that (x) there has occurred any material adverse change in the condition, financial or otherwise, results of operations, business, assets, debt service capacity, tax position, environmental liability or liabilities, or operations of the Consolidated Borrower, since the date of the most recent audited financial statements heretofore received by the Banks; or (y) a material adverse change in the ability of any of the Obligors or any of their Consolidated Subsidiaries to perform their obligations provided for in the Loan Documents; and;

(ii) have determined in their good faith judgment that, since the date hereof, there has been a material disruption or adverse change either in (A) the international financial, banking or capital markets, (B) the Mexican financial, economic or political conditions, which in the sole judgment of the Required Banks would make it impractical or inadvisable to proceed with the Loan;

(h) the Administrative Agent shall have received a certificate of an Executive Officer of the Borrower, substantially in the form of Exhibit G hereto, to the effect that (A) immediately before and after the Closing Date, no Default or event or condition known to the Borrower or its direct or indirect Subsidiaries, which requires only the giving of notice and/or the lapse of time to become an Event of Default shall have occurred and be continuing; (B) the representations and warranties of such Obligor contained in this Agreement are true and correct on and as of the Closing Date; (C) the execution, delivery and performance by such Obligor of this Agreement or any Loan Document have been duly authorized by all necessary corporate action (if any is necessary) and (D) do not contravene, or constitute a default under, any provision of applicable law, regulation or decree or of the bylaws of such Obligor or of any other agreement, or of any

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judgment, injunction or order known thereto or that has been notified or communicated to the Obligors or to the Consolidated Subsidiaries, or other instrument binding on such Obligor;

(i) receipt by the Agents of payment of the documented fees and expenses payable to the Agents in their own accounts and for the Bank’s several accounts, pursuant to the Commitment Documents (including, without limitation, any fees and expenses of special counsel for the Agents);

(j) receipt of all documents the Administrative Agent may reasonably request relating to the existence of each of the Borrower, its Consolidated Subsidiaries and the Guarantors, the validity of and receipt of all filings, consents and approvals (corporate and/or governmental), if any, required to execute and perform its obligations under this Agreement, the other Loan Documents, the continuing operations in all material respects of the Consolidated Borrower and the Guarantors, and any other matters relevant hereto, all of them in form and substance satisfactory to the Administrative Agent, including, without limitation, the following:

(i) photostatic copies of the bylaws of each Obligor in full force and effect in its delivered form on the Closing Date;

(ii) photostatic copies of the public deeds which contain the powers of attorney, certified by a Mexican notary public, authorizing the relevant officers of each Obligor to execute this Agreement and the other Loan Documents and any other document or certificate to be delivered on or prior to the Closing Date in connection with the transactions contemplated by this Agreement;

(iii) Secretary’s Certificates, as the case may be, duly completed by each Obligor in form and substance satisfactory to the Administrative Agent;

(k) receipt by the Administrative Agent, on the Closing Date, of a disbursement request executed by the Borrower substantially in the form of Exhibit E hereto, (i) on the Closing Date, in the event the Borrower makes a disbursement request on the same day and (ii) with at least two (2) days in advance to each disbursement, for the subsequent disbursements;

(l) there shall exist no pending litigation, proceedings or investigations, notified or communicated to the Obligors or to the Consolidated Subsidiaries and which could reasonably be expected to have a material adverse change on the financial condition, operation, assets, business, properties or prospects of the Consolidated Borrower or the Guarantors, and which exceed, in the aggregate, US$8,000,000.00 (Eight Million Dollars 00/100), or its equivalent amount in Pesos.

ARTICLE 4

REPRESENTATIONS

Each Obligor represents to each Bank that:

SECTION 4.01. Corporate Existence, Powers and Ownership. Each Obligor is a mercantile corporation, duly incorporated and validly existing under the laws of Mexico, and has

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all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each Operating Subsidiary acting as a Guarantor is a Wholly-Owned Subsidiary of the Borrower and Borrower owns the shares of the Wholly-Owned Subsidiaries free and clear of any Liens or restrictions on transfer, except for such Liens derived from the Existing Loan, which are terminated and released on the date hereof and the Liens granted pursuant to the Loan Documents.

SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party, as well as the continuing operations in all material respects of each Obligor are within the corporate powers of such party, have been duly authorized by all necessary corporate action (if necessary) and require no action by or in respect of, or filing with, any Governmental Authority or any other Person (including, without limitation, any action or filing in connection with pledging of the Pledged Properties and performance of the Collateral Documents) and do not contravene, or constitute a default under, any provision of any applicable law, regulation or decree, or of the bylaws of such party or of any material agreement, or of any judgment, injunction, or order known or that has been notified or communicated to the Obligors or to the Consolidated Subsidiaries, or other instrument binding upon such party or any of its Consolidated Subsidiaries or result in the creation or imposition of any Lien on any asset of an Obligor or of any Consolidated Subsidiary, other than Liens the created under the Pledge Agreement.

SECTION 4.03. Binding Effect; Enforceability of Loan Documents; No Default Under Contracts. (a) Each Loan Document (other than the Promissory Notes and the Subsidiaries’ Agreement) constitutes a valid and binding agreement of each Obligor thereto, and each Promissory Note as well as the Subsidiaries’ Agreement, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Obligor party thereto, in each case enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency procedures (“concurso mercantil”) or similar laws affecting creditors’ rights generally.

(b) In addition, each of the Loan Documents is in proper legal form for purposes of enforcement in Mexico by the Administrative Agent, the Syndication Agent or any Bank, as the case may be, of any Obligor’s obligations thereunder, and to ensure the legality, validity, enforceability or admissibility as evidence of any of the Loan Documents in Mexico, it is not necessary that such Loan Document or any other document be filed or recorded with any court or other authority in Mexico.

(c) All material leases, contracts and agreements to which any Obligor is a party are in full force and effect and not subject to any dispute between the parties thereto. No Obligor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract, indenture, lease or other agreement to which it is a party which could adversely affect the business, consolidated financial position or consolidated results of operations of each such Obligor.

SECTION 4.04. Financial Information; Solvency. (a) The balance sheet of the Consolidated Borrower and Grupo Cinemex as of December 31, 2003 and the related

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consolidated statements of income, changes in stockholders’ equity and changes in financial position for the Fiscal Year then ended, reported on by PriceWaterhouseCoopers, S.C., a copy of which has been delivered to each of the Banks, fairly present, in conformity with Mexican GAAP, the consolidated financial position of the Consolidated Borrower and Grupo Cinemex as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) Since December 31, 2003 there has been no material adverse change in the business, financial condition, results, assets, properties, operations or prospects of the Consolidated Borrower and Grupo Cinemex.

(c) Each of the Obligors and each of the Consolidated Subsidiaries is Solvent, except for Cinemex Masaryk, S.A. de C.V., Cinemex Toluca II, S.A. de C.V., Cinemex San Antonio, S.A. de C.V., Cinemex Tenayuca, S.A. de C.V., Cinemex Jacarandas, S.A. de C.V., Cinemex El Rosario, S.A. de C.V., Cinemex Coacalco, S.A. de C.V., FICC Ciudad de Mexico, S.A. de C.V., Cinemex Producciones, S.A. de C.V., Producciones Expreso Astral, S.A. de C.V., Operadora Moliere, S.A. de C.V. and Teatro Polanco, S.A. de C.V.

SECTION 4.05. Compliance with Laws and Licenses. Limited Liability. Each of the Obligors and their Consolidated Subsidiaries are in compliance with (i) all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including, without limitation, IMSS, INFONAVIT, SAR, environmental laws and the rules and regulations thereunder), (ii) all terms and conditions of all governmental licenses and authorizations required to carry on their respective business and (iii) all orders, decrees, judgments or other determinations of any arbitrator or Governmental Authority applicable to them, in each of (i), (ii) and (iii) above, except where the non-compliance therewith could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Obligors and the Consolidated Subsidiaries, taken as a whole.

SECTION 4.06. Litigation. There is no action, suit, proceeding or investigation pending against, which has been notified or communicated to the Obligors, (or to the best of each Obligor’s knowledge, threatened) affecting, any of the Obligors or any of the Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision, which could materially adversely affect the business, assets, consolidated financial condition, or consolidated results of operations of the Consolidated Borrower and/or the Guarantors, or which in any manner draws into question the validity and enforceability of this Agreement or any of the other Loan Documents.

SECTION 4.07. Ownership of Properties. Except as provided under Schedule 4.07 hereto, each Obligor owns (i) in the case of owned real or personal property, good and marketable title to, and (ii) in the case of leased real or personal property, valid and enforceable leasehold interests, in both cases, free and clear of all Liens or claims, except for Liens permitted pursuant to Section 5.08.

SECTION 4.08. Commercial Law; Immunity. Under the laws of Mexico, with respect to the execution, delivery and performance of this Agreement and the other Loan Documents, each Obligor and each Consolidated Subsidiary, is subject to Mexican private commercial law, and neither the Borrower, the Guarantors, nor any of the Consolidated

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Subsidiaries or properties of any of them, have any immunity from the jurisdiction of any Mexican court or any legal process in Mexico (whether through service of process, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution otherwise).

SECTION 4.09. Taxes. The Obligors and the Consolidated Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns, except where the same are being contested in good faith by appropriate proceedings, provided that the Obligors and the Consolidated Subsidiaries have maintained, in accordance with Mexican GAAP, appropriate reserves and, if applicable, have guaranteed any actual and potential tax liability. The charges and reserves on the books of the Obligors and the Consolidated Subsidiaries in respect of taxes or other governmental charges are adequate, in the Obligors’ opinion.

SECTION 4.10. Full Disclosure. All information furnished or made available by the Obligors to the Administrative Agent, the Syndication Agent or any Bank for purposes of or in connection with the Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished by the Obligors to the Administrative Agent, the Syndication Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified and will not fail to disclose to the Administrative Agent any documents or information that would render any such information misleading. Each Obligor has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent such Obligor can now reasonably foresee), the business, operations or financial condition of the Obligors or any of the Consolidated Subsidiaries or the ability of the Obligors to perform their obligations under the Loan Documents to which each of them is a party.

SECTION 4.11. Priority of Obligations. Payment of the Obligors’ obligations under the Loan Documents to which each is a party thereto, rank at least pari passu with all other unsubordinated indebtedness of such Obligors existing as of the Effective Date.

SECTION 4.12. True and Correct Representations in the Loan Documents. Each of the representations and warranties of the Obligors contained in the Loan Documents is true and correct and does not omit to state any information that would render any of the representations or warranties herein or therein misleading.

SECTION 4.13. Subsidiaries. Annex 2 hereof contains a true and correct list of all the Borrower’s Subsidiaries, existing on the date thereof.

ARTICLE 5

COVENANTS

The Borrower, and the Guarantors if and when applicable, as described below, agree to comply with this Article 5 so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Promissory Note remains unpaid; in the understanding that the determination of Sections 5.07 to 5.14, inclusive, and Section 5.23 shall be delivered to the Administrative Agent together with the certificate referred to in Section 5.01(f).

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SECTION 5.01. Information. The Borrower, and the Guarantors agree if ___ when applicable, as described below, to deliver to the Administrative Agent:

(a) as soon as available and in any event (i) within 120 days after the end of each Fiscal Year, a consolidated balance sheet of the Consolidated Borrower as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and changes in financial position for such Fiscal Year, setting forth in each case, in comparative form, the figures for the previous Fiscal Year, each reported on by PriceWaterhouseCoopers, S.C. or other independent public, accountants of internationally recognized standing; and (ii) simultaneously with the delivery of each set of financial statements referred to in this clause (a) a statement of the firm of independent public accountants which reported on such statements (x) explaining whether anything has cause them to believe that any Default existed on the date of such statements and (y) confirming the calculations set forth in the officer’s certificate delivered pursuant to Annex (f) below (but only in respect of the financial statements referred to in this clause (a));

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a consolidated balance sheet of the Consolidated Borrower and the related statements of income and changes in financial position for such quarter and for the portion of the Consolidated Borrower’s previous Fiscal Year ended at the end of such quarter, compared with the same quarter of the preceding year or the preceding Fiscal Year, all of them certified by the chief financial officer or the chief accounting officer of the Borrower (subject to normal year-end adjustments, including the notes to the financial statements) as to fairness of presentation, Mexican GAAP and its consistency;

(c) as soon as available and in any event within 120 days after the end of each Fiscal Year of Grupo Cinemex a balance sheet of Grupo Cinemex, as of the end of such Fiscal Year setting forth comparative figures of the preceding Fiscal Year, all certified by the chief financial officer or chief accounting officer of Grupo Cinemex as to fairness of presentation, Mexican GAAP and its consistency;

(d) as soon as available and in any event within 150 days after the end of each Fiscal Year of each Operating Subsidiary, the statements of income and changes in financial position for such Fiscal Year for such Operating Subsidiary, setting forth in each case comparative figures of the preceding Fiscal Year, all certified by the chief financial officer or the chief accounting officer of such Operating Subsidiary as to fairness of presentation, Mexican GAAP and its consistency;

(e) as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, an income statement of each Operating Subsidiary and for the portion of such Operating Subsidiary’s preceding Fiscal Year ended at the end of such quarter, setting forth comparative figures of the corresponding quarter and the corresponding portion of such Operating Subsidiary’s previous Fiscal Year where applicable, all certified by the chief financial officer or the chief accounting officer of such Operating Subsidiary (subject to normal year-end adjustments including the notes to the financial statements) as to fairness of presentation, Mexican GAAP and its consistency;

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(f) simultaneously with the delivery of each set of financial statements referred to in clauses (a) to (e) above, a certificate of an Executive Officer of the relevant Obligor (i) setting forth in reasonable detail the calculations required to establish whether such Obligor, and/or its Consolidated Subsidiaries were in compliance with the requirements of Sections 5.07 to 5.14, inclusive, and Section 5.23 on the date of such financial statements and (ii) stating whether any Default existed on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which such Obligor has taken or proposes to take with respect thereto;

(g) within five days after any Obligor obtains knowledge of any Default, and if such Default is then continuing, a certificate of an Executive Officer of such Obligor setting forth the details thereof and the action which such Obligor has taken or proposes to take with respect thereto;

(h) as soon as reasonably practicable after any Obligor obtains knowledge of the commencement of, or of a threat of the commencement of, any material legal action, suit or proceeding against such Obligor or any of its Consolidated Subsidiaries, before any arbitrator or Governmental Authority, a certificate of an Executive Officer setting forth the nature of such pending or threatened action, suit or proceeding and such additional information, to the extent available, with respect thereto as may be reasonably requested by the Administrative Agent, at the request of any Bank; and

(i) from time to time, such additional information regarding the financial position or business of any of the Obligors and/or any of the Consolidated Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02. Payment of Obligations. The Consolidated Borrower, the Guarantors and the Operating Subsidiaries shall pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of material men, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings (including administrative proceedings), and shall maintain, and shall cause each of its Consolidated Subsidiaries to maintain, in accordance with Mexican GAAP, appropriate reserves for the accrual of any of the same and, if necessary, to guarantee any actual and potential tax liability.

SECTION 5.03. Maintenance of Property; Insurance. (a) Each Obligor shall keep, and shall cause each Consolidated Subsidiary to keep, all property useful and necessary in their business in good working order and condition, ordinary wear and tear excepted.

(b) The Obligors and the Consolidated Subsidiaries shall maintain with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with no greater coverage than the one currently maintained, insured against or retained, as the case may be, in Mexico by companies of established repute, engaged in the same or a similar business, and at the Administrative Agent’s request, shall provide information to the Banks in reasonable detail as to the insurance so carried.

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SECTION 5.04. Compliance with Laws. Each Obligor shall comply and shall cause each of its Consolidated Subsidiaries to comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, all environmental laws, IMSS, INFONAVIT and SAR and the rules and regulations thereunder), except where (i) the need to comply therewith is contested in good faith by appropriate proceedings (and, if necessary, guaranteeing any actual and potential tax liability); and (ii) the failure to so comply could not reasonably be expected to have a material adverse change on the business, consolidated financial position or consolidated results of operations of the Obligors and their Consolidated Subsidiaries or the ability of any Obligor to perform its obligations under the Loan Documents and/or the Loan.

SECTION 5.05. Conduct of Business and Maintenance of Existence. The Borrower shall continue, and shall cause each of its direct and indirect Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and each of its direct and indirect Subsidiaries, and shall preserve, renew and keep in full force and effect, and shall cause each of its direct and indirect Subsidiaries to preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal course of business; provided, that nothing in this Section shall prohibit:

(a) the merger of a Subsidiary of the Borrower into the Borrower or of the Borrower into Grupo Cinemex if, at such time and after giving effect thereto, no Default shall exist or have occurred and be continuing and in the case of a merger of the Borrower into Grupo Cinemex, the resulting entity assumes all the Borrower’s obligations under the Loan Documents and the requirements of Section 5.07 (a) (A) herein are met;

(b) the merger or consolidation of one or more Subsidiaries of the Borrower with or into another Subsidiary of the Borrower if at such time and after giving effect thereto, no Default exists or has occurred and prevails; provided, that with respect to a merger permitted by this paragraph (b) which involves a Subsidiary of the Borrower, the shares of capital stock which are subject to a Pledge Agreement (a “Pledged Subsidiary”), if the surviving entity of such merger is not a Pledged Subsidiary, then prior to or simultaneously with the consummation of such merger, the Borrower shall subject the capital stock shares of a Substitute Subsidiary to the terms of the Pledge Agreement. For purposes of this paragraph (b), the term “Substitute Subsidiary” means a Subsidiary of the Borrower whose attributable portion of Consolidated EBITDA for the four Fiscal Quarters most recently ended is at least equal to the attributable portion of Consolidated EBITDA (for the same period) of the Pledged Subsidiary, whose capital stock shares are no longer subject to the terms of the Pledge Agreement;

(c) the termination of the corporate existence of one or more Subsidiaries of the Borrower or the closing of one or more theaters or a theater complex if the Borrower in good faith determines that such termination or closing is in the best interest of the Borrower and such termination or closing does not affect any Obligor’s ability to perform its obligations under the Loan Documents and/or the Loan Agreement or the Administrative Agent’s or any Bank’s rights under the Loan Documents and/or the Loan Agreement and; provided, that, the corporate existence of a Guarantor or a Subsidiary of the Borrower whose shares are pledged pursuant to

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the Pledge Agreement shall not be terminated except (x) as permitted by paragraph (b) above, or (y) if such Subsidiary is replaced with a Substitute Subsidiary; or

(d) the merger of the Borrower pursuant to Section 5.07.

SECTION 5.06. Inspection of Property, Books and Records. The Obligors shall keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and shall permit representatives of any Bank at such Bank’s expense and cost, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (unless prohibited by law) and to discuss their respective affairs, finances and accounts with their respective Executive Officers, employees, counsel and independent public accountants, all at such reasonable times and as often as may reasonably be requested; provided, that if an Event of Default has occurred and continues, any visits, inspections, examinations and discussions permitted by this Section 5.06 shall be at the Obligors’ cost and expense.

SECTION 5.07. Mergers Assets Sales. (a) The Borrower shall not consolidate, or merge with or into any other Person; provided, that as long as no Default has occurred and is continuing, (A) the Borrower may merge with or into Grupo Cinemex or any Subsidiary of the Borrower established and existing under the laws of Mexico, (i) if the surviving entity, is a Person other than the Borrower, such Person assumes all the Borrower’s obligations under the Loan Documents by operation of law or pursuant to an agreement satisfactory to the Required Banks; and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing; (B) except for a merger of a Subsidiary of the Borrower, in which case the provisions of this paragraph (B) shall not apply, a Person may merge with and into the Borrower as long as (i) within 10 Business Days prior thereto the Borrower notifies the Administrative Agent of such merger, (ii) the Borrower survives such merger, (iii) on a pro forma basis after giving effect to such merger, the Borrower would be in compliance with Sections 5.09 through 5.14 for the four Fiscal Quarters ending immediately prior to such merger, and (iv) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (C) the foregoing restrictions shall not apply to any merger of Grupo Cinemex with Symphony Subsisting Vehicle, S. de R.L. de C.V. or with any other Affiliate owner of shares issued by Grupo Cinemex.

(b) Neither the Borrower, the Guarantors, nor the Operating Subsidiaries shall sell, lease, transfer or otherwise dispose of (including any actions in connection with a Sale and Leaseback Transaction) any of its assets, except for (i) sales and dispositions by the Obligors in the ordinary course of business (including the disposition of recovered assets); (ii) dispositions by the Obligors of obsolete, worn out or surplus property disposed of in the ordinary course of business, (iii) sales, leases, transfers or other dispositions of assets by a Wholly-Owned Subsidiary of the Borrower to any other Wholly-Owned Subsidiary of the Borrower; (iv) sales, leases, transfers or other dispositions of assets by any Wholly-Owned Subsidiary of the Borrower to the Borrower, (v) sales, transfers or dispositions of assets by the Borrower or any of its Consolidated Subsidiaries, provided, that any such sales, transfers or dispositions covered under this clause shall, in the aggregate, during the term of this Agreement, include assets with an aggregate fair market value not to exceed US$20,000,000.00 (Twenty Million Dollars 00/100) or its equivalent amount in Pesos; and (vi) transfers or dispositions of assets by the

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Obligors not otherwise permitted by clauses (i) through (v) above, as long as in exchange for any such transfer or disposition the Obligors receive cash or assets with a fair market value at least equal to the fair market value of the assets transferred or disposed of by such Obligors.

SECTION 5.08. Limitation on Liens. Neither the Borrower nor any Consolidated Subsidiary shall create, assume or suffer to the existence of any Lien on any asset now owned or hereafter acquired by it (including any Liens to guarantee third party obligations), except:

(a) Liens specified on Schedule 5.08;

(b) any existing Liens on any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, building or improving such asset, provided, that (i) such Lien attaches to such asset concurrently with or within 270 days after such acquisition, building or improvement, and (ii) the aggregate amount of such Liens do not exceed, during the term of the agreement, the amount of US$20,000,000.00 (Twenty Million Dollars 00/100), or its equivalent amount in Pesos;

(d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary, under the terms of this Agreement and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided, that such Debt is not increased and is not secured by any additional assets;

(g) Liens (other than Liens referred to in clause (h) below) arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not secure obligations (or class of obligations having a common cause) in an amount exceeding 20% of the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the preceding four completed Fiscal Quarter period;

(h) any Lien securing taxes, assessments and other government changes, the payment of which (i) is not yet due or (ii) is being contested in good faith by appropriate proceedings, and for which reserves, if required by Mexican GAAP, shall have been created; provided, such contested amount shall not exceed, individually or taken together with all other contested amounts, the amount of US$4,500,000.00 (Four Million Five Hundred Thousand Dollars 00/100) or its equivalent amount in Pesos;

(i) Liens created by the Pledge Agreement;

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(j) Liens created by virtue of a judicial authority, in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by an insurance or bond;

(k) as to a particular property, such easements, boundary limits, agreements or rights of way which do not impair the use of such property for the purpose for which it is held by the owner or lessee thereof;

(l) Liens on any or all of the shares representing the capital stock of Unrestricted Subsidiaries to secure Debt, as long as the amount of Debt incurred would not result in any breach to Sections 5.09 and 5.10;

(m) Liens otherwise not permitted by the foregoing clauses in this Section, securing Debt in an aggregate principal or face amount at any time outstanding not to exceed US$2,000,000.00 (Two Million Dollars 00/100), or its equivalent amount in Pesos; and

(n) Liens, deemed as such, arising from securitization or factoring transactions, as long as, the remedy against the Borrower or the Consolidated Subsidiary, as the case may be, is limited to accounts receivable transferred under the relevant transaction, and not exceeding U.S.$1,000,000.00 (One Million Dollars 00/100), or its equivalent amount in Pesos.

Notwithstanding the foregoing, neither the Borrower nor any of its Consolidated Subsidiaries shall create, assume or cause the existence of any Lien on any Pledged Property pursuant to the Pledge Agreement other than Liens described in clause (i) above.

SECTION 5.09. Total Net Debt/EBITDA Ratio. On the last day of each Fiscal Quarter during the term of this Agreement, determined on a four quarter rolling basis, the Total Net Debt/EBITDA Ratio of the Consolidated Borrower shall not exceed the ratio set forth opposite such period:

Period	Ratio
From the Closing Date through and including August 26, 2005	3.50

From August 26, 2005 through July 26, 2006	3.50

From August 26, 2006 through July 26, 2007	3.25

From August 26, 2007 through July 26, 2008	3.00

From August 26, 2008 through July 26, 2009	3.00

Translation from Spanish

[SEAL]

SECTION 5.10. Total Net Debt/Capital Ratio. On the last day of each Fiscal Quarter during the term of this Agreement, the Total Net Debt/Consolidated Net Worth Ratio of the Consolidated Borrower, considering the last four quarters, shall not exceed the ratio set forth opposite such period:

Period	Ratio
From the Closing Date through and including August 26, 2005	2.00

From August 26, 2005 through July 26, 2006	2.00

From August 26, 2006 through July 26, 2007	2.00

From August 26, 2007 through July 26, 2008	1.75

From August 26, 2008 through July 26, 2009	1.75

SECTION 5.11. Interest Coverage Ratio. On the last day of each Fiscal Quarter, considering the last four quarters rolling basis, the Interest Coverage Ratio shall not be lower than the ratio set forth opposite such period:

Period	Ratio
From the Closing Date through and including August 26, 2005	3.00

From August 26, 2005 through July 26, 2006	3.00

From August 26, 2006 through July 26, 2007	3.00

From August 26, 2007 through July 26, 2008	3.25

From August 26, 2008 through July 26, 2009	3.25

SECTION 5.12. True-Lease/Adjusted Leverage Ratio. On the last day of each Fiscal Quarter during the term of this Agreement, the True-Lease/Adjusted Leverage Ratio of the Consolidated Borrower, considering the last four quarters, shall not be equal to or exceed 5.00.

SECTION 5.13. [Intentionally Omitted]

SECTION 5.14. Minimum Consolidated Net Worth. The Consolidated Net Worth, during the term of this Agreement, shall at no time be lower than MXN$750,000,000.00 (Seven Hundred Fifty Million Pesos 00/100) plus an amount equal to 50% of the Consolidated Net Profits for the immediately preceding Fiscal Year.

SECTION 5.15. Investments. (a) Neither the Borrower, nor its direct or indirect Subsidiaries nor Grupo Cinemex shall make or hold any Investment in any Person, and shall not make any acquisition, other than:

(i) Temporary Cash Investments,

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[SEAL]

(ii) Investments in Persons which (1) are Subsidiaries on the date hereof (2) are Guarantors, (3) otherwise are or will become Subsidiaries as a result of such Investment (4) business is related to the Borrower’s line of business,

(iii) any Investments not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the amount of all Investments made pursuant to this clause (iii) during the term of this Agreement does not exceed an amount equal to 6% of the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the preceding completed four Fiscal Quarter period, and

(iv) loans to its Affiliates, other than the one mentioned in the preceding paragraph (ii), on an arms length basis, provided that all the covenants set forth in Section 5 have been complied with. The loans referred to in this paragraph (iv) may only be carried out following the conclusion of month 36 (thirty six), computed as of the date of execution of this Agreement.

(b) Restrictions in paragraph (a) above shall only apply to Grupo Cinemex in respect of funds received by it as distributions or dividends of the Borrower or its direct or indirect Subsidiaries.

SECTION 5.16. Restricted Payments. Neither the Borrower nor Grupo Cinemex nor any Subsidiary may enter into or declare or make any Restricted Payment, except for (1) Restricted Payments, as long as no Event of Default exists; provided that in the event an Event of Default exists, the Borrower may only pay to Grupo Cinemex dividends in an aggregate amount not to exceed US$30,000,000.00 (thirty million Dollars 00/100), as long as such Event of Default continues; (2) Restricted Payments by any Subsidiary to the Borrower; and (3) payments to the employees of Grupo Cinemex or the Borrower under stock option plans for such employees, provided, further that, during the Loan term, such payments in the aggregate shall not exceed 10% of the outstanding capital stock of the Borrower or Grupo Cinemex, as the case may be, on the date the payment or delivery of the relevant shares occurs, and provided, further that any shares included in such stock option plans shall be recently issued snares and not previously existing shares.

SECTION 5.17. Transactions with Affiliates. The Consolidated Borrower shall not directly or indirectly pay any funds to on the account of, make any Investment in, lease, sell, transfer or otherwise dispose in any way whatsoever of any of its assets, tangible or intangible or participate in, or effect any transaction with any Affiliate, unless on an arm’s-length basis in terms at least as favourable for the Consolidated Borrower as could have been obtained from a third party or as otherwise permitted hereunder; provided, that the foregoing provisions of this Section shall not prohibit any Subsidiary from making any Restricted Payments permitted by paragraph (2) of Section 5.16.

Translation from Spanish

[SEAL]

SECTION 5.18. Contingent Liabilities. The Consolidated Borrower shall not directly or indirectly, incur in any contingent obligation or contingent liability exceeding an aggregate amount of US$8,000,000.00 (Eight Million Dollars 00/100), or its equivalent amount in Pesos; provided, however, that the aforementioned restriction shall not apply to (i) contingent liabilities related to advance payments in respect of suppliers’ exclusivity and/or advertising rights and (ii) liabilities resulting from derivatives transactions executed with hedging purposes. Notwithstanding the foregoing, the Obligors shall in no event guarantee or secure any existing or future obligation of any third party to this Agreement or the shareholders thereof.

SECTION 5.19. Use of Proceeds. The proceeds of the Loans granted under this Agreement shall be used by the Borrower exclusively for the Loan Purpose.

SECTION 5.20. Ranking. The Obligors shall ensure that at all times the Obligors’ obligations under the Loan Documents, except as otherwise provided under Section 5, rank at least pari passu with respect to any secured and unsubordinated obligations of the Obligors existing as of the execution date of this Agreement.

SECTION 5.21. Debt with Affiliates. The Borrower shall not enter into any Debt with the Affiliates, except for (i) the Subordinated Debt, (ii) Debt or fees owed by the Borrower, the Guarantors and/or their Subsidiaries, in favour of each other or among them; (iii) trade debt and all payments to be made in the ordinary course of business; and (iv) in addition to paragraphs (i), (ii) and (iii) any Debt by the Borrower with its Affiliates, on an arms length basis and, provided that Guarantees granted with respect to Debt described in this section (iv) shall not be senior to the Guarantees granted in connection with this Agreement and the Loan Agreement and such Debt shall not exceed US$30,000,000.00 (Thirty Million Dollars 00/100).

SECTION 5.22. [Intentionally Omitted].

SECTION 5.23. Capital Expenditures. The Consolidated Borrower shall not incur during any four consecutive Fiscal Quarters, considering the last four quarter expenditures or commitments for expenditures for fixed and other non-current assets, or for replacements, substitutions or additions thereto (other than repairs thereto) (“Capital Expenditures”), in excess of the Capital Expenditures Limit, at the time in which such Capital Expenditures are incurred. Notwithstanding the foregoing, the Consolidated Borrower shall not incur in Capital Expenditures in the event an Event of Default occurs and is continuing. For purposes of the above, Capital Expenditures shall not include the Investments made by the Consolidated Borrower in the acquisition of companies that operate movie theatres or in the acquisition of movie theatres.

SECTION 5.24. Powers of Attorney. The Borrower shall deliver to the Administrative Agent, on the Closing Date, a certificate of incumbency, substantially in terms if Exhibit H hereto, certifying that the relevant officers of each Obligor have all powers of attorney or authorizations necessary to execute this Agreement and the other Loan Documents.

SECTION 5.25. Guarantors. (a) The Borrower shall inform the Administrative Agent of the incorporation of any future Operating Subsidiary, within the following six months of the relevant incorporation. The Borrower shall cause each Subsidiary that is or becomes a new Operating Subsidiary, whether by acquisition, incorporation or otherwise, after the

Translation from Spanish

[SEAL]

Effective Date to: (i) execute and deliver to the Administrative Agent a Subsidiaries’ Agreement substantially in the form of Exhibit D hereto and the Promissory Notes “por aval” (to become a “Guarantor”, and an “Obligor” hereunder); and (ii) deliver such proof of corporate or action, other action, as the case may be, incumbency of officers, legal opinions of counsel and other documents reasonable and consistent with those delivered by each Obligor pursuant to Article 3 on the Closing Date or as the Administrative Agent reasonable requests. The Borrower agrees that all actions required to comply with its commitments under this Section, shall be completed as soon as possible, but in no event later than 45 days after such action is requested to be taken by the Agents and/or the Banks.

(b) During the term of this Agreement and until each and all obligations of the Obligors under the Loan Documents are satisfied, the assets and EBITDA of the Operating Subsidiaries which are Guarantors hereunder shall not represent less than 90% of the total assets and EBITDA of the Consolidated Borrower.

ARTICLE 6

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Obligors, fail to pay any principal when due, or any interest, fees or any other amounts payable under the Loan Documents and the Loan Agreement within three Business Days following the payment due of any of such amounts;

(b) any Obligor fails to observe or perform any covenant contained in Sections 5.07 through 5.23 hereof, inclusive, or if it incurs in an Event of Default as stated in the Pledge Agreement and/or the Loan Agreement;

(c) any Obligor fails to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause 6.01(a) or 6.01(b) above) or any other Loan Document and/or the Loan Agreement for 30 days after the Borrower became aware thereof;

(d) any representation, warranty or certification made by any Obligor in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document and/or the Loan Agreement proves to have been untrue or misleading in any material respect when made (or deemed made);

(e) the Borrower, its Consolidated Subsidiaries and/or the Guarantors, fail to make one or more payments in respect of Material Financial Obligations when due or after any applicable grace period;

(f) any event or condition occurs which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice), would enable the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof or enables any Person to terminate its commitment to provide financing to the Borrower or any Consolidated Subsidiary which would constitute Material Debt;

Translation from Spanish

[SEAL]

(g) the Borrower, the Guarantor or any Material Subsidiary commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to ___ or its debts under any bankruptcy, insolvency procedure (“concurso mercantil”) or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar officer of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such officer in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding is commenced, against the Borrower or any Guarantor or the Material Subsidiaries seeking liquidation, dissolution, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency procedure (“concurso mercantil”) or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar officer of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against such Borrower, Guarantor or Material Subsidiary under any applicable procedure pursuant to the bankruptcy or insolvency (“concurso mercantil”) laws or any other similar laws as now or hereafter in effect;

(i) judgments or orders for the payment of money shall be rendered against the Borrower, any Guarantor or any Consolidated Subsidiary, in excess of US$2,500,000.00 (Two Million Five Hundred Thousand Dollars 00/100), or its equivalent amount in Pesos, individually or in the aggregate, and such judgments or orders, continue unsatisfied and unstayed for a period of 60 days in the aggregate;

(j) any of the Borrower, the Guarantor or Material Subsidiary fails to pay when due any amount that individually exceeds US$500,000.00 (Five Hundred Thousands Dollars 00/100), or its equivalent amount in Pesos, payable as quotas or other payments with respect to IMSS, INFONAVIT or SAR or a higher amount up to US$1,000,000.00 (One Million Dollars 00/100), or its equivalent amount in Pesos, provided that the relevant Obligor has made the adequate reserves, in accordance with Mexican GAAP;

(k) at any time any obligation of any Obligor under any Loan Document and/or the Loan Agreement for any reason ceases to be in full force and effect, or any Obligor so asserts in writing;

(l) any Lien created by the Pledge Agreement at any time fails to constitute a valid, perfected and first priority Lien on all of the Pledged Property in terms thereof, subject thereto or securing the obligations purported to be secured thereby;

(m) any Governmental Authority has condemned or otherwise expropriated all or any substantial part of the property or other assets of the Borrower, the Guarantors or any Material Subsidiary or of the Borrower’s, the Guarantors’ or Material Subsidiaries’ shares representing the capital stock, or has assumed custody or control of any substantial part of the property or other assets or of the business or operations of any of the Borrower, the Guarantors or Material

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[SEAL]

Subsidiaries or any action that would prevent any of the Borrower, the Guarantors or Material Subsidiaries or any of their respective officers from carrying on its business or operations of a substantial part thereof; provided that if any of the foregoing occurs with respect to any Pledged Subsidiary, then the occurrence of such event constitutes an Event of Default, unless simultaneously with or prior to the occurrence of such event the Borrower has granted a pledge on the shares representing the capital stock of a Replacement Subsidiary to the Administrative Agent under the Pledge Agreement;

(n) (i) the Permitted Holders (each, an “Investor”, and collectively, the “Investors”) fail to retain directly or indirectly, collectively or individually, at least 51% of the outstanding voting shares of Grupo Cinemex (or the resulting entity after the merger of Grupo Cinemex with Symphony Subsisting Vehicle, S. de R.L. de C.V. or with any other affiliate owner of shares issued by Grupo Cinemex, as permitted under this Agreement) or of the Borrower, and such failure continues for 90 days, unless (A) such failure results from a public offering of shares of Grupo Cinemex or the Borrower, (B) after such public offering, any of the Investors or the Investors as a group, remain as holders of at least 30% of the outstanding shares of Grupo Cinemex or the Borrower, as the case may be, and (C) no other Person holds more than 20% of the outstanding shares of Grupo Cinemex or the Borrower, as the case may be; or (ii) Grupo Cinemex (or the resulting entity after the merger of Grupo Cinemex with Symphony Subsisting Vehicle, S. de R.L. de C.V. or with any other affiliate owner of shares issued by Grupo Cinemex, as permitted under this Agreement) and/or any of their Affiliates ceases to own, directly or indirectly, the voting shares of the Borrower it owns on the Effective Date, except as a result of a merger of the Borrower with or into Grupo Cinemex permitted pursuant to this Agreement.

then, and in every such event, if requested by the Required Banks, the Administrative Agent shall notify the Borrower that the Loans (together with accrued interest thereon) are declared, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that in the case of any of the Events of Default specified in Sections 6.01(g) or 6.01(h) above with respect to any Obligor, and without any notice to the Borrower or any other act by the Administrative Agent or the Banks, all the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

ARTICLE 7

AGENTS

SECTION 7.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agents, to take such action as their agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; provided that no Agent shall have any duty or obligation under any Loan Document to which it is not a party. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Promissory Notes), the Agents shall not be required to exercise any action, but to refrain from acting (and shall be fully protected in so acting or

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[SEAL]

refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Banks and all holders of Promissory Notes; provided, however, that the Agents shall not be required to take any action which exposes them to personal liability or which is contrary to this Agreement or the applicable law. The Agents agree to give to each Bank prompt notice of each notice or other reports given to them by the Obligors pursuant to the terms of this Agreement or any other Loan Document.

SECTION 7.02. Appointment of the Administrative Agent. Each of the Banks hereby authorizes and appoints as agent (comisionista) under the terms of Articles 273 and 274 of the Mexican Commerce Code (Código de Comercio) the Administrative Agent to execute, deliver and perform the Pledge Agreement, the Subsidiary Guaranty and any other Loan Document to which such Administrative Agent is a party, as well as any other document, agreement or instrument necessary or convenient for the delivery, perfection, execution and foreclosure of the Collateral Documents and any other collateral or security granted in connection with this Agreement. In addition, the Administrative Agent, is hereby authorized and instructed by the Banks and Agents to:

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy (concurso mercantil), reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to the Obligors or the Pledged Property, the Administrative Agent, (irrespective of whether any of the obligations derived from this Agreement shall then be due and payable) shall be entitled and empowered (but not obligated), by its intervention in such proceeding or otherwise, (a) to file and prove a claim for the whole amount of the obligations owing and unpaid in favour of the Banks and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, disbursements and advances of the Administrative Agent, its agents and counsel) and of Banks and Agents allowed in such judicial proceeding and (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

(b) All rights of action and claims under this Agreement may be prosecuted and enforced by the Administrative Agent, in its own name as Administrative Agent; provided, however, that the Administrative Agent is also hereby appointed as agent for the Banks for this and the other purposes of this Agreement, and the Administrative Agent, may, if necessary under applicable laws, take such action solely as agent for the Banks and the Agents. Any recovery by virtue of a judgment by the Administrative Agent, as the case may be, shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, (including previously outstanding amounts in respect thereof), its agents and counsel, be for the benefit of the Banks.

SECTION 7.03. Administrative Agent’s Duties: (a) The powers conferred on the Administrative Agent hereunder and under the Pledge Agreement arc solely to protect the Banks’ interest in connection with the Pledged Property and shall not impose any duty upon it to exercise any such powers.

(b) Except for the safe custody of any collateral in its possession and the accounting for moneys received by it hereunder or under the Pledge Agreement or under the Collateral

Translation from Spanish

[SEAL]

Documents, the Administrative Agent shall not have any duty as to any Pledged Property, or as to the taking of any necessary steps to preserve rights against any other rights parties or any other pertaining to any Pledged Property. The Administrative Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of the Pledged Property in its possession if such Pledged Property is accorded treatment substantially equal to that which it accords its own property.

(c) The Administrative Agent and the Banks hereby acknowledge and agree that Articles 279 and 303, of the Mexican Commerce Code shall not apply to the Administrative Agent.

(d) Subject to the receipt by the Administrative Agent, of security or indemnity reasonably satisfactory to it and subject to the terms and conditions of this Agreement, the Required Banks, upon written notice thereof, shall have the right:

(i) to require the Administrative Agent, to enforce this Agreement in accordance with applicable laws, either by judicial proceedings to demand the payment of any and all obligations due to the Banks or the Agents pursuant to this Agreement and the enforcement of the security interests created under this Agreement and any other Loan Document, the sale of the Pledged Property or any part thereof or otherwise; and

(ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent, as the case may be, or to exercise any power conferred upon the Administrative Agent, hereunder or under any other Loan Document to which it is a party; provided that (i) such direction shall not be in conflict with applicable laws, this Agreement or any other Loan Document and (ii) the Administrative Agent, as the case may be, may take any other action incidental to carrying out any direction received pursuant to this Article 7.

SECTION 7.04. Acceptance of Pledged Property. The Administrative Agent agrees to accept the Pledged Property to be received or held by it, pursuant to the terms of this Agreement or any other Loan Document. The Administrative Agent shall hold and safeguard any Pledged Property delivered to it during the term of this Agreement or any other Loan Document, as specified herein or therein and shall hold such Pledged Property in accordance with the provisions of this Agreement or such other Loan Document, as the case may be.

SECTION 7.05. Duties. The duties of the Agents shall be mechanical and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or other Loan Document a fiduciary relationship in respect of any Bank.

SECTION 7.06. Agents and Affiliates. Banco Inbursa, S.A., Institution de Banca Multiple, Grupo Financiero Inbursa, and Scotiabank Inverlat, S.A., Institution de Banca Multiple, Grupo Financiero Scotiabank Inverlat shall have the same rights and powers under the Loan Documents as any other Bank and may exercise or refrain from exercising the same as though they were not the Agents or an Affiliate of the Agents, and they and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, any of its Consolidated Subsidiaries or Affiliate of the Borrower, including Grupo Cinemex, as if they were not the Agents hereunder.

Translation from Spanish

[SEAL]

SECTION 7.07. Action by the Agents. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing the Agents shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

SECTION 7.08. Consultation with Experts. The Agents may consult with legal counsel (who may be counsel for any Obligor), independent public accountants and other experts selected by them and shall not be liable for any action taken or omitted to be taken by them in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.09. Agents’ Liability. Neither the Agents nor any of their Affiliates or any of their respective directors, officers, agents, advisors or employees shall be liable for any action taken or not taken by them in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of their own gross negligence or wilful misconduct. Neither the Agents nor any of their Affiliates or any of their respective directors, officers, agents, advisors or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Loan Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Obligor, (iii) the satisfaction of any condition specified in Article 3; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other written instrument or document furnished in connection herewith or therewith. The Agents shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other written document (which may be a bank wire, telex, facsimile transmission or similar writing) believed by such Agents to be genuine or to be signed by the proper party or parties.

SECTION 7.10. Indemnification. Each Bank shall, ratably in accordance with the respective portion of the principal amount of the Loan then owing to them (or if the Loan is not outstanding, ratably according to the respective amount of their Commitments), indemnify the Agents, their Affiliates and their respective directors, officers, agents and employees (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”) (to the extent not reimbursed by any Obligor) against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnified Party in any way relating to or arising from the Loan Documents, or any action taken or omitted by each Agent under the Loan Documents, provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Indemnified Party’s gross negligence or wilful misconduct. Without limiting the foregoing, each Bank agrees to reimburse the Agents promptly upon demand for their ratable share of unpaid fees owing to the Agents and any out-of-pocket expenses (including counsel fees) incurred by each of such Agents and their Affiliates, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under any Loan Document, to the extent that the Agents are not paid such fees, or the Agents or any such Affiliate is not reimbursed for such expenses, by the Borrower.

Translation from Spanish

[SEAL]

SECTION 7.11. Credit Decision. Each Bank acknowledges that __ has independently and without reliance upon the Agents or other Banks, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agents or other Banks, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

SECTION 7.12. Successor Agents; Other Agents. The Agents may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor to the Agents with the Borrower’s consent, which consent shall not be unreasonably be withheld. If no successor to the Agents shall have been so appointed by the Required Banks, and the successors have not accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor, which shall be a commercial bank organized or licensed under the laws of Mexico, and having a combined capital and surplus of at least MXP$1,000,000,000.00 (One Billion Pesos 00/100). Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

SECTION 7.13. Fees. The Borrower shall pay to the Agents for their own account fees in the amounts and at the times set forth in the Fee Letters.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Substitute Interest Rate. In the event, and to the extent, that on the Expiration Date of the Interest Rate or the Default Rate, the TIIE Rate is not published, may not be determined by any reason, whatsoever, or if such rate ceases to exist, the rate published by Banco de Mexico as a substitute rate for the TIIE Rate shall apply in substitution of the TIIE Rate (the “Substitute Interest Rate”), provided that when the inability to determine the applicable TIIE Rate is temporary, the Substitute Interest Rate shall only apply to the period or periods in which such TIIE Rate may not be determined.

If no rate is published by Banco de Mexico as a substitute rate for the TIIE Rate, then the Substitute Interest Rate shall be the rate equivalent to: (A) in case of the Interest Rate, the sum of (i) the rate of the 28-day Treasury Bills (CETES), published the following day by Banco de Mexico in its official website (the “CETE Rate”); plus (ii) 2 percentage points; plus (iii) the applicable Margin; and (B) in case of the Delinquent Interest Rate, the sum of (i) 150% of the CETE Rate plus 2 percentage points; plus (ii) the Margin.

Translation from Spanish

[SEAL]

In the event that Banco de Mexico, does not publish either a substitute rate for the TIIE Rate or a CETE Rate, the Administrative Agent, shall agree, in good faith, in writing with the Borrower, the applicable Substitute Interest Rate; provided however that: (i) from the date in which the TIIE Rate or the CETE Rate, as the case may be, ceases to be published until the date in which the relevant substitute rate is published, the TIIE Rate is re-published or the parties agree on the applicable substitute interest rate, the Substitute Interest Rate shall be the interest rate applicable to the immediate preceding Interest Period; (ii) if the TIIE Rate cases to be published for a period exceeding 30 days, and in such period Banco de Mexico does not publish a substitute interest rate or the CETE Rate, and the Borrower and the Administrative Agent have not reached an agreement as to the applicable substitute interest rate, then the applicable interest rate shall be the highest market interest rate in effect, authorized to the Administrative Agent by Banco de Mexico or the competent authority replacing Banco de Mexico, which shall be promptly notified to the Borrower by the Agent; and (iii) any interest rate determined pursuant to (i) and (ii) above, shall cease to apply when Banco de Mexico publishes again the TIIE Rate, its substitute rate or the CETE Rate.

SECTION 8.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, maintain or fund its Loans, each Bank shall use reasonable efforts consistent with its internal policy and legal and regulatory restrictions and as long as such efforts would not be disadvantageous to it, as reasonably determined in its sole discretion, to designate a different Applicable Lending Office if the making of such a designation would permit such Bank to maintain or fund its Loans. In case that the Bank’s efforts, as provided herein, do not permit it to make, maintain or fund its Loan and such requirement of law or such interpretation or application thereof by a competent Governmental Authority shall so mandate, such Bank shall so notify the Agents describing in reasonable detail the relevant provisions of such requirement of law or such interpretation or application thereof by a competent Governmental Authority, and such Loan shall be prepaid by the Borrower on or before the twentieth Business Day after the date of receipt by the Borrower of such notice, together with all accrued interest thereon and any amounts applicable to such prepayment (unless actions taken pursuant to this paragraph shall make such prepayment unnecessary); provided, however, that if it is lawful for such Bank to maintain its Loan through the last day of the applicable Interest Period, such payment shall be made on such date. Any payment under this Section 8.02 shall be applied in strict order of maturity to the following Scheduled Payment.

SECTION 8.03. Increased Cost and Reduced Return. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall: (i) impose, modify or deem applicable any reserve, special deposit,

Translation from Spanish

[SEAL]

insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or the Applicable Lending Office) or any other acquisition of funds by, the Applicable Lending Office of such Bank, or (ii) impose on such Bank any other condition, and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank reasonably deems to be material, of making or maintaining its Loan or to reduce any amount receivable under this Agreement or under its corresponding Promissory Note; then, in any such case, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower or any Guarantor shall pay to such Bank such additional amount or amounts to compensate such Bank for such increased cost or reduction.

(b) If after the date hereof, the adoption of any applicable law, rule or regulation or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Bank (or the Applicable Lending Office) of any request or directive of any such authority, central bank or comparable agency (whether or not having the force of law), has or would have the effect of reducing the rate of return on capital of such Bank as a consequence of such Bank’s obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower or any Guarantor shall pay to such Bank such additional amounts to compensate such Bank for such reduction.

(c) Each Bank shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, entitles such Bank to compensation pursuant to this Section and shall designate a different Applicable Lending Office if such designation avoids the need for, or reduce the amount of, such compensation and shall not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

In any of the events set forth in paragraphs (a), (b) and (c) above, the Borrower may prepay the Loan, in which case Section 2.05 and Section 2.08 herein shall not apply, provided that in the case such prepayment is made after the legal provision becomes effective and/or any of the terms granted for its fulfillment, the Borrower shall pay the additional amount to which this Section refers to, for the period comprised from the date in which the legal provision becomes effective and/or any of the terms granted for its fulfillment, until the corresponding payment is received.

SECTION 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms shall have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Obligors pursuant to this Agreement or under any other Loan Document, and all liabilities with respect thereto (including interest, penalties and expenses) but excluding withholding tax retentions.

Translation from Spanish

[SEAL]

“Other Taxes” means any present or future taxes or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any other Loan Document or from the execution or delivery, registration or enforcement of, or otherwise with respect to, Agreement or any other Loan Document, but excluding withholding tax retentions.

(b) The Borrower and Guarantors agree that any and all payments by any Obligor to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made without deduction of any Taxes or Other Taxes; provided, that if such Obligor is required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions, (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Obligor shall furnish to the Administrative Agent, at its address referred to in Section 9 01, the original or a certified copy thereof evidencing payment, within 45 days of the payment.

(c) The Borrower agrees to indemnify each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any Mexican jurisdiction on amounts payable under this Section 8.04) paid by such Bank or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or Agent (as the case may be) makes demand therefore.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower in this Section 8.04 shall survive the payment in full of principal and interest hereunder and under the Promissory Notes until the expiration of the statute of limitations applicable to the payment of Taxes under this Section 8.04.

(e) No Bank shall be under the obligation to pass on to the Borrower any of the benefits that may accrue to it pursuant to this Section 8.04.

(f) This Section 8.04 does not include in any case, withholding taxes payable by the Banks on their taxable income.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Obligors and the Agents, at their address or facsimile number set forth on the signature pages hereof; (b) in case of any new Operating Subsidiary that becomes a Guarantor, at the address or facsimile number set forth on the relevant Subsidiaries’ Agreement; (c) in the case of any Bank, at its address or facsimile number set forth on Schedule 1 hereto; or (d) in the case of any party at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the

Translation from Spanish

[SEAL]

Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when transmitted to the facsimile number specified on Schedule 1 and confirmation of receipt is received or (ii) if given by any other means, when delivered at the address specified in Schedule 1; provided, that notices to the Agents under Article 2, Article 6 or Article 8 shall not be effective until received.

SECTION 9.02. No Waiver. No failure or delay by the Agents or any Bank in exercising any right, power or privilege hereunder or under any Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Borrower’s and Guarantors’ Joint and Several Obligations. The Borrower’s and Guarantors’ obligations under this Agreement and all other Loan Documents are joint and several obligations of such parties as primary Obligors for all obligations in full, including but not limited to, all payment obligations hereunder (regardless of any reference to a specific payor in respect of a given obligation). The Borrower and Guarantors hereby irrevocably and unconditionally waive any light they may now or hereafter have under any laws now or hereafter existing (i) to have the Banks and/or the Agents undertake collection against them in any particular order, (ii) to any diligence, presentment, protest, demand or judicial demand for payment and notice of default or non-payment to or upon the Borrower and Guarantors, and (iii) to any deferment, stay or release with regard to the obligations under this Agreement and all other Loan Documents by virtue of any deferment, stay or release granted in connection therewith to any party hereto.

The Guarantors hereby represent and acknowledge that based on the business, corporate, legal and financial relations they maintain with the Borrower, it is in their best interest to enter into this Agreement as joint and several obligors of the Borrower regarding all of the Borrower’s obligations hereunder and to subscribe as avales any Promissory Notes derived from this Agreement.

SECTION 9.04. Expenses; Indemnification. (a) The Borrower and/or Guarantors shall pay (i) all reasonable and documented out-of-pocket expenses of the Agents, including reasonable and documented fees and disbursements of special counsel for the Agents, in connection with the preparation and administration of the Loan Documents, any waiver or consent thereunder all according with and subject to the amount limitations set forth in the Commitment Documents, or any amendment thereof or any Default or alleged Default thereunder and (ii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Agents and each Bank including (without duplication) the reasonable and documented fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency procedure and other enforcement proceedings resulting therefrom.

(b) The Borrower and/or Guarantors agree to indemnify the Agents and each Bank, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and

Translation from Spanish

[SEAL]

all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, settlement costs and the reasonable and documented fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened, relating to or arising from the Loan Documents, the syndication activities of the Indemnitees or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence (culpa) or wilful misconduct (dolo) as determined by a court of competent jurisdiction.

SECTION 9.05. Shared of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the outstanding amount of principal and interest then due with respect to the portion of its Loan which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to the portion of the Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the portion of the Loan held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the portion of the Loan held by the Banks shall be shared by the Banks pro rata; provided, that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower and/or Guarantors other than its indebtedness in respect of the Loan. The Borrower and Guarantors agree, to the fullest extent they may effectively do so under applicable law, that any Bank or holder of a participation in the Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to its Loan or participation, as fully as if such Bank or holder of a Loan or participation were a direct creditor of the Borrower and/or Guarantors in the amount of such participation.

SECTION 9.06. Amendments and Waivers; Release of Pledged Property. Any provision of this Agreement or the Promissory Notes may be amended or waived if, but only if, such amendment or waiver is made in writing and is signed by the Borrower, the Guarantors, and the Required Banks (and, if the rights or duties of the Agents are affected thereby, by the Agents); provided, that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on the Loan, or any fees hereunder, (iii) postpone the Expiration Date or the date fixed for any payment of principal of or interest on the Loan or any fees hereunder, or for any reduction or termination of any Commitment, or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan, or the number of Banks, which shall be required for the Banks or any of them, to take any action under this Section or any other provision of this Agreement. Any provision of the Collateral Documents may be amended or waived if, but only if, such amendment or waiver is made in writing and is signed by the relevant Obligor, the Administrative Agent and the Syndication Agent with the Required Banks’ consent; provided, that, except as otherwise provided in the Pledge Agreement (pursuant to which no consent of the Required Banks shall be required), no such amendment or waiver shall, unless signed by all the Banks, effect or permit a release of all

Translation from Spanish

[SEAL]

or substantially all the Pledged Property or release any Guarantor from its obligations under the Subsidiaries’ Agreement; provided, further, that no such amendment or waiver shall, unless signed by the Required Banks, waive the occurrence of the Event of Default set forth in Section 6.01(n) hereof or amend Section 6.01(n) hereof.

SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, it being understood that neither the Borrower nor the Guarantors may assign or otherwise transfer any of their rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more Banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans; provided, that the relevant participation does not imply additional costs to the Borrower. If a Bank grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agents shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank giants such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Bank shall not agree to any modification, amendment or waiver of this Agreement relating to changes in any fees hereunder, or the principal of or term of or rate of interest on any Loan, without the prior Participant’s consent. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by Section 9.07(c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 9.07(b).

(c) Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) (provided, that the relevant assignment does not imply additional costs to the Borrower all, or a proportionate part (such portion to comprise an aggregate outstanding amount not less than the equivalent amount of MXP$10,000,000.00 (Ten Million Pesos 00/100), and shall be an integral multiple of the equivalent amount of MXP$5,000,000.00 (Five Million Pesos 00/100), in excess thereof) of its rights and obligations under this Agreement and the other Loan Documents including the Promissory Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and such transferor Bank, with and subject to the subscribed consent of the Borrower, (which consent shall not be unreasonably withheld), in such case, upon the consummation of any assignment pursuant to this Section 9.07(c), the transferor Bank, the Administrative Agent, the Syndication Agent and the Borrower shall make appropriate arrangements so that, promptly upon such Assignee’s request and subject to exchange of the relevant assignor’s Promissory Note, a new Promissory Note be issued to the Assignee with an appropriately adjusted principal amount, and dated the effective date of the applicable assignment (together with a “por aval” guarantee, executed and delivered by the Guarantors), in each instance evidencing such Bank’s

Translation from Spanish

[SEAL]

Loan, in substantially the form of Exhibit C. Provided, however, that (i) if an Assignee is an Affiliate of such transferor Bank or was a Bank immediately prior to such assignment or (ii) such assignment is mandatory by operation of law, no such consent signed by the Borrower shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank, to the extent that rights and obligations hereunder have been assigned to it, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment.

(d) Notwithstanding Section (c) above, any Bank may at any time assign all or any portion of its rights under this Agreement and its Promissory Note without Borrower’s approval or consent but prior written notice to the Borrower at least 5 Business Days prior to such assignment, in case that a Default occurs and is continuing, provided that: (i) such assignment is made to another financial institution that is willing to represent, and represents, to the assignor to the Bank and to the Borrower, that in respect of the relevant assignment it is not acting on behalf of any company or entity, directly or indirectly 30% (thirty per cent) or more of the revenues of which are derived from the motion picture exhibition business, or mandated by such entity to purchase the Loan, and (ii) that no additional costs to the Borrower shall result from such assignment. In such case, the Borrower shall, at the Administrative Agent’s request, execute and deliver to any bank that becomes a Bank by assignment after the Effective Date, promptly upon such Assignee’s request and subject to exchange of the relevant assignor’s Promissory Note for a new Promissory Note with an appropriately adjusted principal amount, a single Promissory Note dated the effective date of the applicable Assignment and Assumption Agreement (together with a “por aval” guarantee, executed and delivered by the Guarantors), in each case evidencing the Loans of such Bank, in substantially the form of Exhibit C.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is an assignment made with the Borrower’s prior written consent.

SECTION 9.08. [Intentionally Omitted].

SECTION 9.09. Governing Law; Jurisdiction. (a) This Agreement and each Promissory Note shall be governed by and construed in accordance with the laws of Mexico.

(b) Each of the parties hereto irrevocably submits to the jurisdiction of the competent courts of Mexico City, for purposes of all legal proceedings arising out of or relating to the Loan Documents. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

Translation from Spanish

[SEAL]

SECTION 9.10. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to them of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

SECTION 9.11. [Intentionally Omitted]

SECTION 9.12. Waiver of Immunity. To the extent that any of the Obligors has or hereafter may be entitled to claim or may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Obligors hereby irrevocably waive such immunity in respect of their obligations hereunder and under other Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agree that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted.

SECTION 9.13. Language. The Loan Documents shall be delivered and executed in Spanish language.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Translation from Spanish

[SEAL]

IN WITNESS WHEREOF, the parties hereto execute this Agreement through their respective authorized officers as of the day and year first above written.

Cadena Mexicana de Exhibición, S.A. de C. V.

By:	Miguel Ángel Dávila Guzmán
Title:	Attorney-in Fact
Address:	Boulevard Manuel Ávila Camacho
No. 40, piso 16
Col. Lomas de Chapultepec
11000 México, D.F.
Attention:	Miguel Ángel Dávila Guzmán
Facsimile:	5201 5813
Telephone:	5201 5800

By:	Luis Gabriel Hernández Artigas
Title:	Attorney-in Fact
Address:	Boulevard Manuel Ávila Camacho
No. 40, piso 16
Col. Lomas de Chapultepec
11000 México, D.F,
Attention:	Luis Gabriel Hernández Artigas
Facsimile:	5201 5813
Telephone:	5201 5800

Translation from Spanish

[SEAL]

Cinemex Altavista, S.A. de C.V.; Cinemex Polanco, S.A. de C.V.; Cinemex Santa Fe, S.A. de C.V.; Cinemex Loreto, S.A. de C.V.; Cinemex Los Reyes, S.A. de C.V.; Cinemex Masary_, S.A. de C.V., Cinemex Manacar, S.A. de C.V.; Cinemex Perinorte, S.A. de C.V.; Cinemex Metepec, S.A. de C.V.; Cinemex Galerías, S.A. de C.V.; Cinemex Ecatepec, S.A. de C.V.; Cinemex San Mateo, S.A. de C.V.; Arrendadora Inmobiliaria Cinematográfica, S.A. de C.V.; Cinemex Universidad, S.A. de C.V.; Cinemex Coapa, S.A. de C.V.; Cinemex Cuicuilco, S.A. de C.V.; Cinemex Palacio Chino, S.A. de C.V.; Cinemex Real, S.A. de C.V.; Cinemex Ticomán, S.A. de C.V.; Cinemex Mundo E, S.A. de C.V.; Cinemex Legaria, S.A. de C.V.; Cinemex WTC, S.A. de C.V.; Cinemex Diana, S.A. de C.V.; Cinemex Palomas, S.A. de C.V.; Cinemex Plaza Sur, S.A. de C.V.; Cinemex Zaragoza, S.A. de C.V.; Cinemex Plaza Insurgentes, S.A. de C.V.; Cinemex Iztapalapa, S.A. de C.V.; Cinemex Cuahutémoc, S.A. de C.V.; Cinemex Toluca II, S.A. de C.V.; Cinemex Coacalco, S.A. de C.V.; Cinemex Misterios, S.A. de C.V.; Cinemex San Antonio, S.A. de C.V. y Cinemex Aragón, S.A. de C.V.

By:	Miguel Ángel Dávila Guzmán
Title:	Attorney-in Fact
Address:	Boulevard Manuel Ávila Camacho
No. 40, piso 16
Col. Lomas de Chapultepec
11000 México, D.F.
Attention:	Miguel Ángel Dávila Guzmán
Facsimile:	5201 5813
Telephone:	5201 5800

By:	Adolfo Fastlicht Kurián
Title:	Attorney-in Fact
Address:	Boulevard Manuel Ávila Camacho
No. 40, piso 16
Col. Lomas de Chapultepec
11000 México, D.F.
Attention:	Adolfo Fastlicht Kurián
Facsimile:	5201 5813
Telephone:	5201 5800

Translation from Spanish

[SEAL]

Grupo Cinemex, S.A. de C.V.

By:	Miguel Ángel Dávila Guzmán
Title:	Attorney-in Fact
Address:	Boulevard Manuel Ávila Carnacho
No. 40, piso 16
Col. Lomas de Chapultepec
11000 México, D.F.
Attention:	Miguel Ángel Dávila Guzmán
Facsimile:	5201 5813
Telephone:	5201 5800

By:	Luis Gabriel Hernández Artigas
Title:	Attorney-in Fact
Address:	Boulevard Manuel Ávila Carnacho
No. 40, piso 16
Col. Lomas de Chapultepec
11000 México, D.F.
Attention:	Luis Gabriel Hernández Artigas
Facsimile:	5201 5813
Telephone:	5201 5800

Translation from Spanish

[SEAL]

Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa as Administrative Agent, Documentation Agent, Collateral Agent, Bookrunner and Lead Arranger

By:
Name:
Title:	Attorney-in Fact

By:
Name:
Title:	Attorney-in Fact

Translation from Spanish

[SEAL]

Scotiabank Inverlat, S.A., Institución de Banca Multiple, Grupo Financiero Scotiabank Inverlat, as Syndication Agent.

By:
Name:
Title:	Attorney-in Fact

By:
Name:
Title:	Attorney-in Fact

Address:	Boulevard Manuel Ávila Camacho
No. 1, 11560
México, D.F.
Attention:
Facsimile:	5229 2337
Telephone:	5229 2053

The undersigned, Maria Catalina Quintanilla Ramos, expert translator, appointed as expert translator by the Superior Court of Justice of the Federal District, do hereby certify that the within and foregoing is a true translation of the document in Spanish. Mexico City, Mexico, September 28th., 2004.

[SEAL]